UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8–K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported): January 30, 2006

NORTH PITTSBURGH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania

(State or other jurisdiction of incorporation)

0-13716	25-1485389
(Commission File Number)	(IRS Employer Identification No.)

4008 Gibsonia Road
Gibsonia, PA	15044-9311
(Address of principal executive offices)	(Zip Code)

(724) 443-9600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

North Pittsburgh Telephone Company (NPTC), a wholly owned subsidiary of North Pittsburgh Systems, Inc. (the Company), on January 30, 2006 executed a Stock Redemption Agreement (Agreement) between the Rural Telephone Bank (RTB) and NPTC, a copy of which agreement is attached hereto as Exhibit 99.1. A copy of the related Redemption Resolutions adopted by the Board of Directors of NPTC and certification as to the actual date of execution of the Agreement is attached hereto as Exhibit 99.2.

The RTB has decided to liquidate and dissolve, and the redemption of the RTB’s stock is a required part of that liquidation. Although the RTB prepared the Agreement and dated it as of November 10, 2005, the RTB did not provide it to NPTC for review, approval by NPTC’s Board of Directors and execution until January 2006.

NPTC owns both Class B stock and Class C stock of the RTB. Between 1978 and 1982, NPTC expended $1.5 million to purchase Class B stock in the RTB pursuant to the terms of NPTC’s loan agreement with the RTB. Those terms required NPTC to purchase Class B stock in the RTB in the amount equal to five percent of the RTB loans advanced. Because RTB Class B stock could be held only by eligible RTB borrowers, because of the corresponding lack of a market for the stock and because the underlying valuation of the stock was in question, for accounting purposes NPTC’s expenditures for RTB stock were treated as debt issuance costs, which were to be amortized over the life of the loans. Upon NPTC’s prepayment of its remaining loans outstanding to the RTB in December of 2002, the remaining $0.5 million of unamortized costs associated with the RTB stock was written-off. There therefore is no original basis in the RTB stock remaining on the Company’s financial statements.

Since the original $1.5 million in purchases, NPTC has received stock dividends with a par value of $18.1 million. In February of 2003, NPTC converted the majority of its RTB Class B stock into RTB Class C stock; unlike the Class B stock, RTB Class C stock was eligible for cash dividends. NPTC received cash dividends of $0.6 million, $1.2 million and $1.1 million on its RTB Class C stock in 2003, 2004 and 2005, respectively. As delineated in Schedule II of the Agreement, NPTC presently owns 49,746 shares (par value $1 per share) of RTB Class B stock and 19,572 shares (par value $1,000 per share) of RTB Class C stock.

As indicated in Section 3.3 of the Agreement, the RTB Class C stock will rank third in order of preference in redemption of RTB’s stock; that is, the RTB Class C stock will be redeemed only after redemption of all RTB Class A stock (all of which is held by the government of the United States) and all RTB Class B stock. NPTC and the other holders of RTB Class C stock therefore may not receive the full par value of their shares of RTB Class C stock, although it is the current understanding of the Company that the RTB expects to have enough funds to redeem the Class C stock at a redemption price approaching the class’s $1,000-per-share par value. Based on communications received from the RTB, the Company expects the stock redemption payments to be made in the second quarter of 2006. The Company will recognize a gain for the total amount of proceeds received for the RTB stock. The Company expects that the full value of the cash proceeds received in the redemptions will be subject to income taxes.

For security reasons, NPTC’s taxpayer identification number and bank routing and account numbers have been redacted from Schedule II in the copy of the Agreement that is attached to this Form 8-K Current Report.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits

Exhibit	Description
99.1	Stock Redemption Agreement dated as of November 10, 2005 between North Pittsburgh Telephone Company and The Rural Telephone Bank

99.2	Redemption Resolutions, with related certifications

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

North Pittsburgh Systems, Inc.
(Registrant)

Date: February 1, 2006	/S/ H. R. BROWN
H. R. Brown, President and Chief Executive Officer